Exhibit 5.1

Letterhead of Skadden, Arps, Slate, Meagher & Flom LLP

October 1, 2010

The Coca-Cola Company

One Coca-Cola Plaza

Atlanta, Georgia 30313

Re:                  The Coca-Cola Company Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to The Coca-Cola Company, a Delaware corporation (the “Company”), in connection with the preparation of the Company’s Registration Statement on Form S-8 in the form to be filed with the Securities and Exchange Commission (the “Commission”) on the date hereof (the “Registration Statement”) for the purpose of registering with the Commission, under the Securities Act of 1933, as amended (the “Securities Act”), the issuance of up to an additional aggregate of 9,000,000 shares (the “Shares”) of the Company’s common stock, par value $0.25 per share (the “Common Stock”), issuable pursuant to the Coca-Cola Enterprises Inc. 1997 Stock Option Plan, the Coca-Cola Enterprises Inc. 1999 Stock Option Plan, the Coca-Cola Enterprises Inc. 2001 Restricted Stock Award Plan, the Coca-Cola Enterprises Inc. 2001 Stock Option Plan, the Coca-Cola Enterprises Inc. 2004 Stock Award Plan, the Coca-Cola Enterprises Inc. 2007 Incentive Award Plan and the Coca-Cola Enterprises Inc. Stock Deferral Plan (the “CCE Plans”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In connection with this opinion, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement; (ii) the CCE Plans; (iii) the Restated Certificate of Incorporation of the Company as currently in effect, certified by the Secretary of the Company; (iv) the By-Laws of the Company as currently in effect, certified by the Secretary of the Company; (v) a specimen certificate representing the Common Stock; and (vi) certain resolutions adopted on February 24, 2010 by the Board of Directors of the Company relating to the Shares, the filing of the Registration Statement and certain related matters. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and we have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinion expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

We have assumed that each award agreement setting forth the terms of each grant of options exercisable for Shares or other award of Shares under the CCE Plans is consistent with the CCE Plans, duly authorized, and if applicable, validly executed and delivered by the parties thereto, and that the Shares subject to such grants or awards will be issued in accordance with the terms of the CCE Plans for consideration in an amount at least equal to the par value of such Shares. We also understand that the Board of Directors of the Company, as permitted by Section 158 of the Delaware General Corporation Law, has provided that the Shares issued will be issued in uncertificated form.

Our opinions set forth herein are limited to Delaware corporate law. The Shares may be issued from time to time on a delayed or continuous basis, and this opinion is limited to the laws, including the rules and regulations, as in effect on the date hereof, which laws are subject to change with possible retroactive effect.

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that the Shares have been duly authorized for issuance by the Company and, when such Shares are issued, delivered and paid for in full in accordance with the terms and conditions of the CCE Plans and any applicable award agreement, and registered in the share registry books maintained by the Company’s registrar for the Common Stock, such Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP